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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SEQUOIA SYSTEMS, INC.


       Sequoia Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

       1. At a special meeting of the Board of Directors of the Corporation (the "Board") held on January 20, 1997, the Board adopted resolutions approving, proposing and declaring advisable the amendment of Article I of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:


                                   ARTICLE I

       The name of this Corporation is,    Texas Micro Inc.

       2. At the annual meeting of the stockholders of the Corporation held on April 16, 1997, a majority of the stockholders of the Corporation voted in favor of such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL").

       3. Such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

       In Witnesss Whereof, the Corporation has caused this certificate to be signed this 16th day of April, 1997.



                                           SEQUOIA SYSTEMS, INC.

                                           By:   /s/ J. Michael Stewart
                                                 ----------------------
                                           Printed Name: J. Michael Stewart
                                                         ------------------
                                           Title: President and CEO_______
                                                  ------------------------